Exhibit F

April 18, 2006

The undersigned hereby consents to the use of their name as it occurs under the captions “Validity of Securities” in the Prospectus constituting a part of, and “Agreement to Provide Legal Opinion” in Part II of, the Registration Statement filed by the Development Bank of Japan and Japan with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, on April 18, 2006.

Yours very truly,

/s/ Anderson Mori & Tomotsune

Anderson Mori & Tomotsune